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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to Form S-4 Registration Statement (registration number 333-125774), of our report dated February 22, 2005, with respect to the consolidated balance sheets of Venture Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended appearing in the December 31, 2004 Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to Form S-4 Registration Statement.


/s/ Moss Adams LLP
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  Moss Adams LLP

Everett, Washington
July 11, 2005